OPTION AGREEMENT
                        January 25, 1994

          The parties to this agreement are ML Media Opportunity
Partners, L.P., a Delaware limited partnership ("ML Media"), US
Radio V, Inc., a Delaware corporation ("US Radio"), and US Radio,
L.P., a Delaware limited partnership ("L.P.").

          ML Media and US Radio are parties to a Time Brokerage Agreement (the "LMA Agreement") dated January __, 1994 pursuant to which ML Media will make the facilities of radio station WMXN-FM, Norfolk, Virginia (the "Station"), available to US Radio for broadcast of its programming and will provide the commercial time on the Station to US Radio for sale to advertisers.

          ML Media wishes to provide to US Radio an option to purchase substantially all of the assets used exclusively in the operation of the Station (the "Assets") and US Radio wishes to provide to ML Media an option to sell the Assets to US Radio, each on the terms and conditions of this agreement.

          It is therefore agreed as follows:

          1. Option to Purchase. ML Media hereby grants to US Radio an option (the "Call") to purchase the Assets from ML Media pursuant to an asset purchase agreement in substantially the form attached to this agreement as exhibit 1 (the "Asset Purchase Agreement") for a purchase price of $3,500,000, exercisable at any time prior to January 15, 1995 (the "Outside Date"), by notice of exercise given by US Radio to ML Media.

          2. Option to Sell. US Radio hereby grants to ML Media an option (the "Put") to sell the Assets to US Radio pursuant to the Asset Purchase Agreement for a purchase price of $3,500,000, exercisable at any time (a) within 30 days after the Outside Date if the Call has not previously been exercised, or (b) within 30 days after the termination by ML Media of the LMA Agreement as a result of a material breach of the LMA Agreement by US Radio.
The Put shall be exercisable by notice of exercise given by ML Media to US Radio; provided, however, that the Put may only be exercised if the representations and warranties by ML Media in section 6 are still true and correct in all material respects on the date of exercise (other than as a result of any action or inaction by US Radio pursuant to the LMA Agreement).

          3. Procedure After Exercise Option. If the Call is exercised by US Radio pursuant to section 1 or the Put is exercised by ML Media pursuant to section 2, ML Media and US Radio shall immediately update to the extent necessary the schedules attached to the Asset Purchase Agreement (it being understood that US Radio shall not be obligated to execute the Asset Purchase Agreement if any change in the schedules (other than as a result of any action or inaction by US Radio pursuant to the LMA Agreement) has a material adverse effect on the Assets or the business of the Station), and shall each execute the Asset Purchase Agreement within 10 days after the date of exercise of the Call or the Put.

          4. Failure or Breach by US Radio. If (a) the Call or the Put is timely exercised but US Radio fails to execute the Asset Purchase Agreement within the period specified in section 3 for any reason other than a material breach by ML Media of this agreement, or (b) the closing under the Asset Purchase Agreement is not held for any reason other than (1) a breach by ML Media of the Asset Purchase Agreement or the LMA Agreement, (2) the non-fulfillment of any of the conditions to the Buyer's obligation to close specified in sections 7.1(a), (b), (g) or (h) of the Asset Purchase Agreement, or (3) the non-fulfillment of the condition specified in section 7.1(c) of the Asset Purchase Agreement as a result of any conduct or alleged conduct by Seller (but not resulting from any conduct or alleged conduct of Buyer) then, in addition to all of its other remedies against US Radio for such failure or against L.P. pursuant to the Guaranty referred to in section 5, ML Media may elect, by notice to L.P., to cause L.P. to offer to sell its radio stations WOWI-FM, Norfolk, Virginia, and WSVY-AM, Portsmouth, Virginia, together with the Station as a package (the three stations together, the "Stations"). In that event, L.P. and ML Media shall promptly retain Kalil & Co., Inc. to assist in the sale of the Stations. L.P. and ML Media shall be required to accept the best offer or offers to purchase the Stations that they receive within three months after the notice from ML Media, except that they shall not be obligated to accept any offer that is not reasonable based on the financial condition of the Stations and the market for radio stations generally; if they do not receive a reasonable offer or offers within that three month period they shall be required to accept the best offer or offers they receive within the next three months. Regardless of the price received for the Stations, ML Media shall receive the first $3,500,000 cash out of the proceeds of the sale of the Stations and LP shall receive the balance of the proceeds. L.P. and ML Media shall each cooperate with each other in all respects relating to the sale of the Stations, and shall jointly negotiate with the buyer or buyers and execute an asset purchase agreement or agreements providing for the sale of the Stations. L.P. hereby grants to ML Media an irrevocable power of attorney to execute an asset purchase agreement or agreements and any related documents on L.P.'s behalf provided that (1) L.P. fails to do so within a reasonable period of time and (2) the terms of the asset purchase agreement or agreements are consistent with the terms of the offer accepted and otherwise customary for the sale of radio stations.

          5. Guaranty. In order to induce ML Media to enter into this agreement and the Asset Purchase Agreement, L.P. hereby unconditionally guarantees to ML Media the due and timely performance of all of US Radio's obligations (the "Obligations") under this agreement and, if the Put or Call is exercised, under the Asset Purchase Agreement.

          L.P. waives presentment, demand, protest and all notices with respect to the Obligations and waives any notice of the acceptance of this guaranty.

          L.P. consents that, without notice to or further assent by L.P., any of the Obligations may from time to time be extended, amended or released by ML Media as it may deem advisable, none of which shall impair or affect the obligations of L.P. under this guaranty.

          This guaranty shall be construed as an absolute and unconditional guarantee of payment, and the obligations of L.P. under this guaranty shall be direct and primary obligations. ML Media shall not be required to make any demand upon US Radio or to pursue or exhaust any of its rights or remedies against US Radio prior to making any demand on or invoking any of its rights and remedies against L.P. In furtherance of the foregoing, ML Media may proceed, at one time or successively, jointly or severally, against both US Radio and L.P. or against either of them without affecting any of the obligations of L.P. under this guaranty.

          6.  Representations and Warranties by ML Media.  ML
Media represents and warrants to US Radio and L.P. as follows:

               6.1 Organization and Authority. ML Media is a limited partnership duly organized, validly existing and in good standing under the law of Delaware. ML Media has the full partnership power and authority to enter into and to perform this agreement and to own and operate the Station.

               6.2 Authorization of Agreement. The execution, delivery and performance of this agreement and the Asset Purchase Agreement by ML Media has been duly authorized by all necessary partnership action of ML Media, and this agreement constitutes, and upon execution the Asset Purchase Agreement will constitute, a valid and binding obligation of ML Media enforceable against ML Media in accordance with its terms, except as may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors' rights in general and subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

               6.3  Consents of Third Parties.  Subject to
receipt of the consents and approvals referred to in schedule 6.3, the execution, delivery and performance of this agreement and the Asset Purchase Agreement by ML Media will not (i) conflict with the certificate of limited partnership or the partnership agreement of ML Media and will not conflict with, or result in a breach or termination of or constitute a default under, any lease, agreement, commitment or other instrument, or any order, judgment or decree to which ML Media is a party or by which ML Media is bound, or (ii) constitute a violation by ML Media of any law applicable to ML Media or the Station. No consent, approval or authorization of, or designation, declaration or filing with, any governmental authority is required on the part of ML Media in connection with the execution, delivery and performance of this agreement or the Asset Purchase Agreement, except for the approval of the Federal Communications Commission ("FCC") referred to in section 6.1 of the Asset Purchase Agreement.

               6.4  Title to Assets.  Except as set forth on
schedule 6.4, ML Media has, and at the closing under the Asset Purchase Agreement US Radio will receive, good and marketable title to all of the Assets free and clear of any security interest, lien or other encumbrance (except for the lien, if any, of current taxes not yet due and payable).

               6.5 FCC Licenses. ML Media lawfully obtained and lawfully holds the broadcast licenses for the Station issued by the Commission (the "FCC Licenses") and all other material permits and authorizations necessary for the operations of the Station, and each of the FCC Licenses is, and all such permits and authorizations are, in full force and effect, and are subject to no conditions by the FCC other than those that appear on their face. The FCC Licenses comprise all of the FCC licenses, permits and authorizations necessary for ML Media to own and operate the Station as currently operated. Schedule 6.5 contains a true and complete list of the FCC Licenses currently in effect and all such permits and authorizations currently in effect necessary for the operation of the Station (showing, in each case, the expiration date), true and complete copies of which have been delivered by ML Media to US Radio. Except as set forth on schedule 6.5, no application, action or proceeding is pending for the renewal or modification of any of the FCC Licenses or any of such permits or authorizations, and no application, action or proceeding is pending or, to the best of ML Media's knowledge, threatened that may result in the denial of the application for renewal, the revocation, modification, nonrenewal or suspension of any of the FCC Licenses or any of such permits or authorizations, the issuance of a cease-and-desist order, or the imposition of any administrative or judicial sanction with respect to the Station that may materially adversely affect the rights of US Radio under any such FCC Licenses, permits or authorizations after the closing under the Asset Purchase Agreement.

               6.6 Call Letters. The Station has the right to the use of its call letters, viz., "WMXN", pursuant to the rules and regulations of the Commission.

               6.7 Operations of the Station. The Station is being operated by ML Media in all material respects in accordance with the FCC Licenses and in compliance with the Communications Act of 1934 and the rules and regulations thereunder. The operation of the Station by ML Media is in compliance in all material respects with all applicable federal, state and local laws, rules, regulations and policies.

               6.8 Financial Statements. ML Media has pre-viously delivered to US Radio the unaudited balance sheets of the Station as of December 31, 1992 and September 30, 1993, and the related unaudited statements of operations. These financial statements have been prepared in accordance with generally accepted accounting principles applied on a consistent basis and fairly present in all material respects the financial position and the results of operations of the Station as of the dates and for the periods indicated. From September 30, 1993 through the date of this agreement, there has been no material adverse change in the business, assets or condition (financial or otherwise) of the Station that would make those financial statements misleading in any material respect.

               6.9 Absence of Certain Changes. Since September 30, 1993, ML Media has operated the business of the Station in the usual and ordinary course and substantially consistent with its past practice with respect to the Station (except for entering into the LMA Agreement), and, except as set forth on schedule 6.9:

                    (a)  ML Media did not, with respect to the
Station, enter into any transaction or incur any liability or obligation that was entered into or incurred other than in the ordinary course of the business of the Station;

                    (b) ML Media did not sell or transfer any of the assets of the Station other than in the ordinary course of business consistent with past practice;

                    (c)  ML Media did not incur any indebtedness
with respect to the Station other than indebtedness to trade creditors incurred in the ordinary course of business; and

                    (d)  through the date of this agreement, ML
Media did not grant or agree to grant any increase in any rate or rates of salaries or compensation or other benefits or bonuses payable to employees of the Station, except for increases in accordance with ML Media's past employment practices, and did not grant or agree to effect any changes in ML Media's management personnel policies or employee benefits.

               6.10 Intangible Assets. Schedule 6.10 contains a complete list of the trademarks, trade names, logos, jingles, slogans and other intellectual property used by ML Media in the operation of the Station. ML Media owns, free and clear of any security, lien or other encumbrance, each of the trademarks, trade names, logos, jingles, slogans and other intellectual property listed on schedule 6.10. To the best of ML Media's knowledge, ML Media is not operating the Station in a manner that infringes in any material respect any patent, copyright, trademark or other intellectual property right of any third party or otherwise violates in any material respect the rights of any third party, and no claim has been made or threatened against it alleging any such violation. To the best of ML Media's knowledge, there has been no material violation by others of any right of ML Media in any trademark, trade name, logo, jingle, slogan or other intellectual property right used in the operation of the Station.

               6.11 Litigation; Compliance with Laws. Except as set forth on schedule 6.11, there is no claim, litigation, proceeding or governmental investigation pending or, to the best of the knowledge of ML Media, threatened, or any order, injunction or decree outstanding, against ML Media or the Assets, which if adversely determined might (i) have a material adverse effect on the Assets or the operations of the Station, (ii) delay approval by the Commission of the transactions contemplated by the Asset Purchase Agreement, or (iii) prevent the consummation of the transactions contemplated by the Asset Purchase Agreement. ML Media is in compliance in all material respects with all laws, regulations and ordinances and all other requirements of any governmental body or court relating to the Assets or the operations of the Station, and no notice has been received by ML Media or its partners, officers or directors alleging any violation thereof.

               6.12  List of Agreements, etc.  Schedules 6.12 and
6.13 together contain, with respect to agreements entered into by or on behalf of ML Media with respect to the Station, a complete list of: (a) all commitments and other agreements for the purchase of any materials, supplies or equipment; (b) all notes and agreements relating to any indebtedness of ML Media; (c) all leases or other rental agreements; (d) all employment and consulting agreements to which ML Media is a party; (e) all collective bargaining agreements to which ML Media is a party; and (f) all other agreements, commitments and understandings (written or oral) that require payment or performance by ML Media.

               6.13 Agreements Regarding Employees. Except as set forth in schedule 6.13, ML Media is not a party to nor bound by, with respect to the employees of the Station, any fringe benefit or other non-cash compensation plan, or any pension, thrift, annuity, retirement, stock option, stock purchase, savings, profit sharing or deferred compensation plan or agreement, or any bonus, vacation, holiday, severance, sick leave, group insurance, health or other personal insurance or other incentive or benefit contract, plan or arrangement. Except as set forth on schedule 6.13, no employee of ML Media who performs services for the Station is represented by any union or other collective bargaining agent and there are no collective bargaining or other labor agreements with respect to any such employee.

               6.14 Status of Agreements. Except as set forth on schedule 6.14, ML Media is not in default, and, to the best of ML Media's knowledge, no other party is in default under any agreement referred to in section 6.12 or 6.13, nor to the best of ML Media's knowledge has any event occurred that, with the lapse of time or the election by either party, would result in a default under any such agreement, in any case where such default would have a material adverse effect upon the operation of the Station, and each of those agreements is in full force and effect.

               6.15  Insurance.  Schedule 6.15 contains a
complete list of all of ML Media's insurance policies relating to the operation of the Station, specifying the policy limit, type of coverage, location of the property covered, annual premium, premium payment date and expiration date of each of the policies.

               6.16 Equipment. All of the tangible personal property of the Station is serviceable, in reasonably good operating condition (reasonable wear and tear excepted), and is not in imminent need of repair or replacement. All items of transmitting and studio equipment (i) have been maintained in a manner consistent with generally accepted standards of good engineering practice, and (ii) will permit the Station to operate in accordance with the terms of the FCC Licenses.

               6.17  Real Property.  The only real property
interests (the "Real Property") relating to the operation of the Station are the lease of the studio space (the "Studio Space") located at Riverside Corporate Center, 240 Corporate Boulevard, Suite 105, Norfolk, Virginia, and the lease of space on the tower for the Station's antenna (the "Antenna Space") and space (the "Transmitter Space") in the transmitter building (the "Transmitter Building") located at 5414 Nansemond Parkway, Suffolk, Virginia. ML Media has valid and subsisting leasehold interests for the Studio Space, the Antenna Space and the Transmitter Space. ML Media has and, after the Closing under the Asset Purchase Agreement US Radio will have, full legal and practical access to the Real Property. There are no encroachments upon the Transmitter Building by any buildings, structures, or improvements located on adjoining real estate. To the best of ML Media's knowledge, the Transmitter Building does not encroach upon adjoining real estate, and the Transmitter Building is constructed in conformity with all "set-back" lines, easements and other restrictions or rights of record, and all applicable building and safety codes and zoning ordinances.
There are no pending or, to the best of ML Media's knowledge, threatened condemnation or eminent domain proceedings that may affect the Real Property. To the best of ML Media's knowledge, there are no structural defects in the tower, structures and other improvements on which the Antenna is located or in the Transmitter Building. The lease pursuant to which ML Media leases the Antenna Space and the Transmitter Space (or a memorandum thereof) will be duly recorded in the land records of the jurisdiction where such real estate is located prior to the Closing under the Asset Purchase Agreement.

               6.18  Environmental Protection.  Neither the
ownership nor operation of the Station or the Assets by ML Media violates in any material respect any law or regulation of any governmental authority relating to pollution or protection of the environment, including without limitation any law or regulation relating to emissions, discharges, releases or threatened releases of Hazardous Substances into ambient air, surface water, groundwater, land and other environmental media ("Environmental Law"). "Hazardous Substances" means any hazardous or toxic waste, substance or material, as those or similar terms are defined in or for purposes of any applicable federal, state or local Environmental Law, and include without limitation any asbestos or asbestos-related products, oils or petroleum-derived compounds, CFCs, or PCBs. Without limiting the generality of the foregoing, (i) no Hazardous Substances are located in or about the Studio Space, the Antenna Space or the Transmitter Space in quantities that violate applicable law in any material respect or could result in any material liability of ML Media to any third party, and the Studio Space, the Antenna Space and the Transmitter Space have not previously been used by ML Media, or to the best of ML Media's knowledge, any other person for the manufacture, refining, treatment, storage, or disposal of any Hazardous Substances; (ii) no Hazardous Substances are being or have been by ML Media, or, to the best of ML Media's knowledge, by any other person, emitted, discharged or released, directly or indirectly, into the environment from the Studio Space, the Antenna Space or the Transmitter Space in quantities that violate applicable law in any material respect or could result in any material liability of ML Media to any third party; (iii) to the best of its knowledge, ML Media is not liable for cleanup or response costs with respect to any present or past emission, discharge, or release of any Hazardous Substances from the Studio Space, the Antenna Space or the Transmitter Space; and (iv) no "underground storage tank" (as that term is defined in regulations promulgated by the federal Environmental Protection Agency) is used in the operation of the Station.

               6.19  Insolvency Proceedings.  No insolvency
proceedings of any character, including without limitation bankruptcy, receivership, reorganization, composition or arrangement with creditors, voluntary or involuntary, affecting ML Media or the Assets are pending or threatened. ML Media has not made an assignment for the benefit of creditors or taken any action with a view to, or that would constitute a valid basis for, the institution of any such insolvency proceedings. On the Closing Date under the Asset Purchase Agreement, ML Media (i) will have sufficient capital to carry on its business and transactions as then carried on, (ii) will be able to pay its debts as they mature or become due, and (iii) will own assets the fair market value of which will be greater than the sum of all liabilities of ML Media not specifically assumed by US Radio pursuant to the terms of the Asset Purchase Agreement.

          7.   Representations and Warranties by US Radio and
L.P. US Radio and L.P. jointly and severally represent and warrant to ML Media as follows:

               7.1 Organization. US Radio is a corporation duly organized and validly existing and in good standing under the law of the state of Delaware , L.P. is a limited partnership duly organized, validly existing and in good standing under the law of the state of Delaware, and each of US Radio and L.P. has the full power and authority to enter into and perform this agreement (and, in the case of US Radio, the Asset Purchase Agreement) in accordance with its terms.

               7.2 Authorization of Agreement. The execution, delivery and performance by each of them of this agreement (and, in the case of US Radio, the Asset Purchase Agreement) have been duly authorized by all necessary corporate or partnership action, as the case may be, and this agreement constitutes (and, in the case of US Radio, the Asset Purchase Agreement will constitute) a valid and binding obligation of each of them enforceable against each of them in accordance with its terms, except as may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors' rights in general and subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

               7.3 Consents of Third Parties. The execution, delivery and performance by each of them of this agreement (and, in the case of US Radio, the Asset Purchase Agreement) will not
(a) conflict with its certificate of incorporation or by-laws or certificate of limited partnership or partnership agreement, as the case may be, and will not conflict with or result in the breach or termination of, or constitute a default under, any lease, agreement, commitment or other instrument, or any order, judgment or decree to which either of them is a party or by which either of them is bound, or (b) constitute a violation by either of them of any law or regulation applicable to either of them.
No consent, approval or authorization of, or designation, declaration or filing with, any governmental authority is required on the part of either of them in connection with the execution, delivery and performance of this agreement (or, in the case of US Radio, the Asset Purchase Agreement) except for the approval of the FCC referred to in section 6.1 of the Asset Purchase Agreement.

               7.4 Litigation. There is no claim, litigation, proceeding or governmental investigation pending or, to the best of their knowledge, threatened, or any order, injunction or decree outstanding, against either of them or any of their affiliates that would prevent the consummation of the transactions contemplated by the Asset Purchase Agreement.

               7.5 Buyer's Qualification. To the best of their knowledge, US Radio is legally, financially and otherwise qualified under the rules and regulations of the Commission and the Communications Act of 1934, as amended, to become the owner, operator and licensee of the Station, L.P. having terminated its time brokerage agreement with the licensee of WSVY-FM, Windsor, Virginia.

               7.6 Financial Capability. US Radio or L.P. has the financial resources necessary to consummate the transactions contemplated by the Asset Purchase Agreement. L.P. has delivered to ML Media an audited balance sheet as of December 31, 1992 and an unaudited balance sheet as of September 30, 1993, and the related statements of operations. These financial statements have been prepared in accordance with generally accepted accounting principles applied on a consistent basis and fairly present in all material respects the financial position and the results of operations of L.P. as of the dates and for the periods indicated.

          8. Operations of the Station. From the date of this agreement through the Closing Date under the Asset Purchase Agreement, subject to the terms of the LMA Agreement, ML Media shall (i) maintain all of the FCC Licenses in full force and effect, (ii) not enter into any lease, agreement or other commitment that would have to be listed on schedule 6.12 without the prior written consent of US Radio, (iii) operate the Station in the normal and usual manner and in material compliance with all applicable laws, regulations and orders of the Commission and other governmental authorities, (iv) use the Assets only for the operation of the Station, maintain the Assets in substantially their present condition (reasonable wear and tear in normal use and damage due to unavoidable casualty excepted), and promptly give US Radio written notice of any unusual or materially adverse developments of which it has knowledge with respect to the Assets or the business or operations of the Station, (v) except to the extent assumed pursuant to the LMA Agreement, perform all agreements listed in schedule 6.12 without default and pay all accounts payable in a timely manner; provided, however, that ML Media may dispute, in good faith and through appropriate proceedings, any alleged obligation of ML Media, and (vi) not (a) sell or otherwise dispose of any Assets except in the ordinary course of business and only if any property disposed of is replaced by property of like or better value, quality and utility prior to the Closing under the Asset Purchase Agreement; or (ii) cancel, terminate, modify, amend, or renew any of the agreements listed in schedule 6.12 without US Radio's prior written consent.

          9.  Further Agreements of the Parties.
                    (a)  Environmental Audit.  US Radio shall
have the right, at its option, to conduct a Phase I environmental assessment of the Studio Space, the Antenna Space and the Transmitter Space within 90 days after the date of this agreement. This environmental assessment shall be conducted by a qualified environmental engineer or consulting firm in accordance with Part X of the Federal National Mortgage Association's Delegated Underwriting and Servicing Guide. In the event that US Radio elects to conduct such an environmental assessment, if any environmental condition on or affecting the Studio Space, the Antenna Space or the Transmitter Space shall be revealed as a result of the environmental assessment that would either (i) materially impair the use of the Studio Space, the Antenna Space or the Transmitter Space for the continued operation of the Station as currently operated by ML Media, or (ii) subject US Radio to any material liability for fines, penalties, or cleanup or response costs if US Radio consummates the transactions contemplated by this agreement and the Asset Purchase Agreement, then US Radio may elect, by notice to ML Media given within 15 days after receipt of the assessment, to terminate this agreement and the LMA Agreement; provided, however, that such termination shall not be effective if ML Media elects, within 15 days after the termination notice from US Radio, to remedy and does remedy such environmental condition prior to the closing under the Asset Purchase Agreement to the extent that such condition no longer
(i) materially impairs the use of the Studio Space, the Antenna Space or the Transmitter Space for the continued operation of the Station as currently operated by ML Media, or (ii) subjects US Radio to any material liability for fines, penalties, or clean-up or response costs. Buyer shall commission and pay for any environmental assessment. Buyer's failure to commission the environmental assessment in time to permit its completion within 90 days shall be deemed a waiver of this provision and of US Radio's right to terminate this agreement and the LMA Agreement pursuant to this section.
                    (b) Title Insurance. Within 60 days after the date of this agreement, ML Media shall obtain and deliver to US Radio a commitment(s) of a title insurance company reasonably satisfactory to US Radio (the "Title Company") agreeing to issue to US Radio at the closing under the Asset Purchase Agreement, at standard rates, an ALTA lessee's extended coverage title insurance policy insuring its leasehold estate in the Antenna Space and the Transmitter Space, with no exceptions that may materially impair the use of the Antenna Space or the Transmitter Space or have a material adverse effect on the value of the lease of the Antenna Space and the Transmitter Space. If ML Media is unable to obtain a commitment on such terms, ML Media shall notify US Radio and US Radio may elect, by notice to ML Media given within 15 days after the notice from ML Media, to terminate this agreement and the LMA Agreement; provided, however, that such termination shall not be effective if ML Media elects, within 15 days after the termination notice from U.S. Radio to eliminate and does eliminate prior to the Closing under the Asset Purchase Agreement any such exception. At Closing under the Asset Purchase Agreement, ML Media shall deliver to US Radio an affidavit or indemnification agreement that shall be sufficient to cause the Title Company to affirmatively insure U.S. Radio against the existence of outstanding rights that could form the basis for mechanic's, materialmen's or similar liens, unrecorded documents, claims of parties in possession, and judgments, bankruptcies or other charges against any persons whose names are the same as or similar to ML Media's name.

          10.  Miscellaneous.
               10.1 Notices. Any notice or other communication under this agreement shall be in writing and shall be considered given when delivered personally or by FAX, one day after being given to a recognized overnight delivery service or four days after being mailed by registered mail, return receipt requested, to the parties at the addresses set forth below (or at such other address as a party may specify by notice to the other):
                    if to US Radio or L.P., to it at:

                    1234 Market Street
                    Philadelphia, Pennsylvania 19107
                    Attention:  Ragan A. Henry
                                Chairman and Chief Executive
                                   Officer

                    with a copy to:

                    Arent Fox Kintner Plotkin & Kahn
                    1050 Connecticut Avenue, NW
                    Washington, DC 20036
                    Attention:  Marilyn D. Sonn, Esq.

                    if to ML Media, to it at:

                    ML Media Opportunity Partners, L.P.
                    350 Park Avenue
                    16th Floor
                    New York, New York  10022
                    Attention:  I. Martin Pompadur

                    with a copy to:

                    Proskauer Rose Goetz & Mendelsohn
                    1585 Broadway
                    New York, New York  10036
                    Attention:  Bertram A. Abrams, Esq.

               10.2 Entire Agreement. This agreement, including the schedules and exhibits, contains a complete statement of all the arrangements between the parties with respect to its subject matter, supersedes any previous agreement among them relating to that subject matter, and cannot be changed or terminated orally.

               10.3  Headings.  The section headings of this
agreement are for reference purposes only and are to be given no effect in the construction or interpretation of this agreement.

               10.4 Governing Law. This agreement shall be governed by and construed in accordance with the law of the Commonwealth of Virginia, without reference to its rules as to choice of law, and the Communications Act of 1934 to the extent applicable.

               10.5  Separability.  If any provision of this
agreement is invalid or unenforceable, the balance of this agreement shall remain in effect.

               10.6 Assignment. No party may assign any of its rights or delegate any of its duties under this agreement without the consent of the others; provided, however, that US Radio may assign this agreement to any partnership or corporation controlled by Ragan A. Henry provided that (a) such entity makes the representations and warranties in section 7, and (b) such assignment does not delay the closing under the Asset Purchase Agreement.

               10.7 Publicity. Except as required by applicable law or as US Radio may reasonably determine in connection with the registration statement being filed in connection with an initial public offering, no party shall issue any press release or other public statement regarding the transactions contemplated by this agreement without consulting with the others.

               10.8  Specific Performance.  The parties
acknowledge that the Station is of a special, unique and extraordinary character, and that any breach of this agreement by any party could not be compensated for by damages. Accordingly, if any party breaches its obligations under this agreement the other shall be entitled, in addition to any other remedies that it may have, subject to obtaining approval of the Commission, to enforcement of this agreement by a decree of specific performance requiring the other to fulfill its obligations under this agreement.

               10.9 Risk of Loss. If there is any material loss or damage to the Assets prior to the Closing under the Asset Purchase Agreement, ML Media shall, prior to the Closing under the Asset Purchase Agreement, repair or replace the Assets to their condition prior to the loss or damage at ML Media's sole expense.

               10.10 Exclusive Dealings. For so long as this agreement remains in effect, neither ML Media nor any person acting on ML Media's behalf shall solicit or initiate any offer from, or conduct any negotiations with, any person concerning the acquisition of the Station by any person other than the Buyer (or Buyer's permitted assignee), except as provided in section 4.

                         ML MEDIA OPPORTUNITY PARTNERS, L.P.

                         BY:  MEDIA OPPORTUNITY MANAGEMENT
                              PARTNERS
                         BY:  RP OPPORTUNITY MANAGEMENT,
                              L.P.
                         BY:  IMP OPPORTUNITY MANAGEMENT,
                              INC.


                         By:____________________________________


                         US RADIO V, INC.


                         By:____________________________________



                         US RADIO, L.P.


                         By:___________________________________